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                                                                    EXHIBIT 23.2

                      REPORT OF INDEPENDENT ACCOUNTANT ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
and Shareholders of Applied Digital Solutions, Inc.

     Our audits of the consolidated financial statements referred to in our report dated March 3, 2000 appearing in the 1999 Annual Report to Shareholders of Applied Digital Solutions, Inc. (formerly Applied Cellular Technology, Inc.) (which report and consolidated financial statements are included in this Annual Report on Form 10-K) also included an audit of the financial statement schedules listed in Item 14(a)(2) of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

St. Louis, MO
March 3, 2000